Exhibit 5.1

[Hunton & Williams Logo]	HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 23390.000386

            , 2007

Board of Directors

NewMarket Corporation

330 South Fourth Street

Richmond, Virginia 23219

Registration Statement on Form S-4 for Exchange of Outstanding

7 1/8% Senior Notes due 2016 for 7 1/8% Senior Notes due 2016

to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special counsel to NewMarket Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed by the Company and all of the Company’s wholly-owned domestic subsidiaries listed on Schedule A hereto (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) on             , 2007 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $150,000,000 aggregate principal amount at maturity of 7 1/8% Senior Notes due 2016 (collectively, the “Exchange Notes”) and (ii) the guarantees of the Company’s obligations under the Exchange Notes by the Guarantors (the “Exchange Guarantees”). The Exchange Notes and the Exchange Guarantees are to be issued in exchange (the “Exchange Offer”) for an equal aggregate principal amount of unregistered 7 1/8% Senior Notes due 2016 (the “Old Notes”) and the guarantees of the Company’s obligations under the Old Notes by the Guarantors (the “Guarantees”), issued on December 12, 2006, in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Old Notes and the Guarantees were, and the Exchange Notes and the Exchange Guarantees will be, issued pursuant to the terms of an Indenture, dated as of December 12, 2006, (as amended, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The terms of the Exchange Offer are described in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

Board of Directors

NewMarket Corporation

            , 2007

In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and the Guarantors and certificates of their officers and of public officials as we have deemed necessary.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties, the validity and binding effect thereof and the enforceability of the parties’ obligations thereunder (other than the due authorization, execution and delivery of all documents by the Company and Guarantors, the validity and binding effect thereof upon the Company and Guarantors and the enforceability of the Company’s and the Guarantors’ obligations thereunder).

We do not purport to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America, the laws of the Commonwealth of Virginia and the State of New York and with respect to the Delaware General Corporation Law. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, we are of the opinion that:

1. The Indenture governing the Old Notes and the Exchange Notes is a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except to the extent enforcement thereof might be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

2. The Exchange Notes, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and when issued and delivered upon the completion of the Exchange Offer as described in the Registration Statement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except to the extent enforcement thereof might be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or

Board of Directors

NewMarket Corporation

            , 2007

other similar laws affecting creditors’ rights generally, and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

3. The Exchange Guarantees, when executed by the Guarantors in accordance with the terms of the Indenture and when issued and delivered upon the completion of the Exchange Offer as described in the Registration Statement, will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture, except to the extent enforcement thereof might be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

SCHEDULE A

GUARANTORS

Afton Chemical Corporation
Afton Chemical Intangibles LLC
Afton Chemical Asia Pacific LLC
Afton Chemical Canada Holdings, Inc.
Afton Chemical Japan Holdings, Inc.
Afton Chemical Additives Corporation
Ethyl Corporation
Ethyl Asia Pacific LLC
Ethyl Canada Holdings, Inc.
Ethyl Export Corporation
Ethyl Interamerica Corporation
Ethyl Ventures, Inc.
Interamerica Terminals Corporation
The Edwin Cooper Corporation
NewMarket Services Corporation
NewMarket Investment Company
Old Town LLC
NewMarket Development Corporation
Foundry Park I, LLC
Foundry Park II, LLC
Gamble’s Hill, LLC
Gamble’s Hill Tredegar, LLC
Gamble’s Hill Lab, LLC
Gamble’s Hill Landing, LLC
Gamble’s Hill Third Street, LLC